Exhibit 99.1

LECG CORPORATION INCREASES REVOLVING CREDIT FACILTY TO $100 MILLION

Emeryville, CA, December 19, 2006 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, announced today that it has amended and restated its revolving credit agreement. The facility is now unsecured, and the maximum borrowings under the line of credit have been increased from $50 million to $100 million, with the option, subject to customary terms and conditions, to increase the line to $200 million over the life of the facility, which has been extended to December 2011.  The facility contains modified financial and non-financial covenants. In addition, the company has expanded its existing bank group from two to six banks. LaSalle Bank National Association, a subsidiary of ABN AMRO Bank N.V., and Banc of America Securities, LLC acted as co-lead arrangers and book runners.

“The increase in availability under LECG’s line of credit, the change to an unsecured facility, and the addition of four banks to our bank group demonstrates the financial strength of the company,” stated John C. Burke, chief financial officer of LECG. “The incremental financial flexibility is consistent with LECG’s expansion and maturity since becoming a public company in November 2003 and will support the company’s continuing pursuit of business expansion opportunities.”

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About LECG

LECG, a global expert services firm with over 1000 experts and professionals in 36 offices around the world, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Investor Contacts:

Jack Burke

Chief Financial Officer

510-985-6700

Erin Glenn

Director of Investor Relations

510-985-6990